Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2414
E-Mail: ngrabar@cgsh.com

November 25, 2014

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

Ladies and Gentlemen:

We have acted as special counsel to Kindred Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (No. 333-196804), as amended as of its most recent effective date (November 19, 2014), but excluding the documents incorporated by reference therein (the “Registration Statement”) insofar as it relates to the registration of (i) up to 5,750,000 shares of the Company’s common stock, par value $0.25 per share (the “Common Shares”) and (ii) up to 172,500 7.50% tangible equity units (the “Units”). The related prospectus, dated November 17, 2014, included in the post-effective amendment to the Registration Statement filed on November 17, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the Base Prospectus, together with the prospectus supplement thereto dated November 19, 2014, related to the issuance and sale by the Company of the Common Shares, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein (the “Common Stock Prospectus Supplement”), are herein called the “Common Stock Prospectus;” and the Base Prospectus, together with the prospectus supplement thereto dated November 19, 2014, related to the issuance and sale by the Company of the Units, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein (the “Units Prospectus Supplement”), are herein called the “Unit Prospectus.”

The Units will be issued by the Company under a purchase contract agreement dated as of the date hereof (the “Purchase Contract Agreement”) between the Company and U.S. Bank National Association, as purchase contract agent (the “Purchase Contract Agent”). Each Unit has a stated amount of $1,000 and is comprised of (i) a prepaid stock purchase contract (each, a “Purchase Contract”) for shares of the Company’s common stock, par value $0.25 per

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share, to be issued by the Company under the Purchase Contract Agreement (the “Underlying Common Shares”) and (ii) a share of the Company’s 7.25% Mandatory Redeemable Preferred Stock, Series A, with an initial liquidation preference of $201.58 per share (each, a “Preferred Share”), to be issued pursuant to a Certificate of Designations of the Company dated November 24, 2014 (the “Certificate of Designations”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Common Stock Prospectus and the documents incorporated by reference therein;

(c)	the Units Prospectus and the documents incorporated by reference therein;

(d)	an executed copy of the underwriting agreement related to the offering of the Common Shares, dated as of November 19, 2014, between the Company and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein;

(e)	an executed copy of the underwriting agreement related to the offering of the Units, dated as of November 19, 2014, between the Company and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein;

(f)	an executed copy of the Purchase Contract Agreement;

(g)	a facsimile copy of the Units in global form as executed by the Company and authenticated by the Purchase Contract Agent;

(h)	a facsimile copy of the Purchase Contracts in certificated and global form as executed by the Company and authenticated by the Purchase Contract Agent;

(i)	a facsimile copy of the Preferred Shares, in certificated and global form, as executed by the Company and countersigned by Computershare Trust Company, N.A., as transfer agent and registrar;

(j)	a copy of the Certificate of Designations certified by the Secretary of State of the State of Delaware; and

(k)	copies of the Company’s Amended and Restated Certificate of Incorporation and the Certificate of Correction filed on November 24, 2014, each certified by the Secretary of State of the State of Delaware, and the Amended and Restated By-laws, certified by the corporate secretary of the Company.

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In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Common Shares have been validly issued by the Company and are fully paid and nonassessable.

2. The Preferred Shares issued as components of the Units have been validly issued by the Company and are fully paid and nonassessable.

3. The Units are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Purchase Contract Agreement.

4. The Purchase Contracts issued as components of the Units are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Purchase Contract Agreement; provided that we express no opinion as to the validity, legally binding effect or enforceability of any provisions in the Purchase Contracts that require or relate to adjustments to the settlement rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

5. The Underlying Common Shares initially issuable upon settlement of the Purchase Contracts at the applicable settlement rate have been duly authorized and reserved for issuance upon settlement and, upon issuance thereof on settlement of the Purchase Contracts in accordance with the Purchase Contract Agreement and the terms of the Purchase Contracts at the settlement rate at or in excess of the par value of such shares of common stock, will be valid issued, fully paid and nonassessible.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

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We hereby consent to the use of our name in each of the Common Stock Prospectus Supplement and the Units Prospectus Supplement under the heading “Legal Matters” and in the Base Prospectus under the heading “Validity of the Securities,” as counsel for the Company that has passed on the validity of the securities offered thereby and to the filing of this opinion letter as Exhibit 5.01 to the Company’s Current Report on Form 8-K dated November 25, 2014. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Nicolas Grabar
Nicolas Grabar, a Partner